Exhibit A

JOINT FILING AGREEMENT

The undersigned, and each of them, do hereby agree and consent to the filing of a single statement on Schedule 13G and amendments thereto, in accordance with the provisions of Rule 13d-1(f) of the Securities Exchange Act of 1934, as amended.

Dated:    June 14, 2005

Malcolm F. Jones

YTMJ, LLC

By:
	Name:	Malcolm F. Jones
	Title:	Manager